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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number  1-11075
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                              Dames & Moore Group
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            (Exact name of registrant as specified in its charter)

      911 Wilshire Boulevard, #700, Los Angeles, CA 90017 (213) 996-2000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
                        Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)

                                     none
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii)  [ ]

            Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)   [ ]

            Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]

            Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(3)      [X]

            Rule 12h-3(b)(1)(i)  [X]     Rule 15d-6            [X]

     Approximate number of holders of record as of the certification or notice date:

       One (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Essex
International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 25, 1999                  BY:  /s/ Kent P. Ainsworth
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                                          Kent P. Ainsworth
                                          Treasurer and Chief Financial Officer